Exhibit 99.1

       Equity Residential Increases Common Share Dividend 4.5%

    Takes Goodwill Impairment Charge on Corporate Housing Business;
                     Revises FFO Guidance for 2006


    CHICAGO--(BUSINESS WIRE)--Dec. 12, 2006--Equity Residential
(NYSE:EQR), today announced that the company declared dividends on its common and preferred shares. The company increased its common share dividend to $1.85 per share annually, an increase of 4.5 percent.

    In addition, the company announced that it will recognize a charge to fourth quarter earnings as a result of the write down of the carrying value of its corporate housing business.

    Fourth Quarter Dividends

    The quarterly common share dividend of $0.4625 per share will be paid on January 12, 2007 to shareholders of record on December 22, 2006.

    "The excellent performance of our core portfolio and our expectations for continued momentum in 2007 have allowed us to reward our shareholders with this dividend increase," said David J.
Neithercut, Equity Residential's President and CEO.

    The following regular quarterly dividends will be paid on the company's preferred/depositary shares:

Series    Record Date              Payment Date        Amount/Share
--------  --------------------   -------------------- ----------------
D           December 22, 2006    January 16, 2007             $0.5375
E           December 22, 2006    January 2, 2007              $0.4375
H           December 22, 2006    January 2, 2007              $0.4375
K           December 21, 2006    January 2, 2007             $1.03625
N           December 22, 2006    January 16, 2007              $0.405

    Impairment Charge and Revised FFO Guidance

    The company is recording an asset impairment charge of $30 million related to its corporate housing business. This non-cash charge is the result of a review of the existing intangible assets reflected on the consolidated balance sheet as Goodwill. The company does not carry any other Goodwill amount. As a result of the charge, the company is revising its Funds from Operations (FFO) guidance range for both the fourth quarter and full year 2006 by $0.09 per share. The company now expects to report FFO per share of $0.45 to $0.48 for the fourth quarter and $2.23 to $2.26 per share for the full year. See the attached schedule for this revised guidance.

    "While corporate housing is an ongoing part of our business, driving more than $13 million in annual rental revenues to our properties, those revenues are not used in determining value on a GAAP basis. Therefore, based on a periodic review of the third party value of this business unit, we are compelled to make this adjustment. However, we continue to believe that our corporate housing business provides value to Equity Residential and we will continue to support their efforts for growth and increased profitability while serving their important corporate customer base," said Mr. Neithercut.

    The company expects to announce results for the fourth quarter and full year 2006 on Tuesday, February 6, 2007 and host a conference call to discuss those results and the company's outlook for 2007 on Wednesday, February 7, 2007 at 10:00 a.m. CT.

    Forward-Looking Statements

    In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential's management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation. Other risks and uncertainties are described under the heading "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityresidential.com. Many of these uncertainties and risks are difficult to predict and beyond management's control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

    Equity Residential is an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets. Equity Residential owns or has investments in 619 properties in 26 states and the District of Columbia, consisting of 167,115 units. For more information on Equity Residential, please visit our website at www.equityresidential.com.

              2006 Earnings Guidance (per share diluted)

                           Q4 2006           ECH           Q4 2006
                          Original       Impairment        Revised
                          Guidance       Adjustment       Guidance
                       --------------- --------------- ---------------

Expected EPS (1)       $1.42 to $1.45          $(0.09)  $1.33 to $1.36
Add: Expected
 depreciation expense            0.47               -            0.47
Less: Expected net
 gain on sales (1)              (1.35)              -           (1.35)

                       --------------- --------------- ---------------
Expected FFO (2)(3)    $0.54 to $0.57          $(0.09)  $0.45 to $0.48
                       =============== =============== ===============


                            2006             ECH            2006
                          Original       Impairment        Revised
                          Guidance       Adjustment        Guidance
                       --------------- --------------- ---------------

Expected EPS (1)       $3.37 to $3.40          $(0.09)  $3.28 to $3.31
Add: Expected
 depreciation expense            1.87               -            1.87
Less: Expected net
 gain on sales (1)              (2.92)              -           (2.92)

                       --------------- --------------- ---------------
Expected FFO (2)(3)    $2.32 to $2.35          $(0.09)  $2.23 to $2.26
                       =============== =============== ===============


(1) Earnings per share ("EPS") represents net income per share calculated in accordance with accounting principles generally accepted in the United States. Expected EPS is calculated on a basis consistent with actual EPS. Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

(2) The National Association of Real Estate Investment Trusts ("NAREIT") defines funds from operations ("FFO") (April 2002 White Paper) as net income (computed in accordance with accounting principles generally accepted in the United States), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Expected FFO is calculated on a basis consistent with actual FFO.

(3) The Company believes that FFO is helpful to investors as a supplemental measure of the operating performance of a real estate company, because it is a recognized measure of performance by the real estate industry and by excluding gains or losses related to dispositions of depreciable property and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help compare the operating performance of a company's real estate between periods or as compared to different companies. FFO in and of itself does not represent net income or net cash flows from operating activities in accordance with GAAP. Therefore, FFO should not be exclusively considered as an alternative to net income or to net cash flows from operating activities as determined by GAAP or as a measure of liquidity. The Company's calculation of FFO may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.


    CONTACT: Equity Residential
             Marty McKenna, 312-928-1901